EXHIBIT 99.1

[inTEST News Release Letterhead]

inTEST REPORTS FIRST QUARTER 2008 RESULTS

CHERRY HILL, NJ, May 1, 2008 - inTEST Corporation (Nasdaq: INTT), an independent designer, manufacturer and marketer of semiconductor automatic test equipment (ATE) interface solutions and temperature management products, today announced results for the quarter ended March 31, 2008.

Net revenues for the quarter ended March 31, 2008 were $11.3 million, compared to $11.4 million in the fourth quarter of 2007. Our net loss for the first quarter of 2008 was $(1.3) million or $(0.14) per diluted share, compared to a net loss of $(4.2) million or $(0.45) per diluted share for the fourth quarter of 2007. Included in the fourth quarter results were charges of $(2.8) million or $(0.30) per diluted share for the full impairment of goodwill related to prior acquisitions and $(535,000) or $(0.06) per diluted share for the partial impairment of certain long-lived assets; both of these impairment charges were in our Manipulator and Docking Hardware product segment.

Robert E. Matthiessen, President and Chief Executive Officer of inTEST commented, "We are pleased to report that bookings increased in the first quarter of 2008 to $12.5 million, compared to $10.5 million in the fourth quarter of 2007. The improved orders were encouraging considering the soft business conditions in the back-end of the semiconductor equipment industry. We will continue to focus on our primary objectives, which are the return to profitability, the expansion of existing markets and the pursuit of new growth opportunities. Based upon customer forecasts, we believe our business will start to resume sequential growth as we move through the year, however we cannot be certain of the strength, length or timing of the next cycle."

Investor Conference Call / Webcast Details

inTEST will review first quarter 2008 results today, Thursday, May 1, 2008 at 5:00 p.m. EDT. The conference call will be available at www.intest.com and by telephone at (201) 689-8560 or toll free at (877) 407-0784. A replay of the call will be available 2 hours following the call through 11:59 p.m. EST on Thursday, May 8, 2008 at www.intest.com and by telephone at (201) 612-7415 or toll free at (877) 660-6853. The account number to access the replay is 3055 and the conference ID number is 282220. A transcript of the conference call will be filed as an exhibit to a Current Report on Form 8-K as soon as practicable after the conference call is completed.

About inTEST Corporation

inTEST Corporation is an independent designer, manufacturer and marketer of ATE interface solutions and temperature management products, which are used by semiconductor manufacturers to perform final testing of integrated circuits (ICs) and wafers. The Company's high-performance products are designed to enable semiconductor manufacturers to improve the speed, reliability, efficiency and profitability of IC test processes. Specific products include positioner and docking hardware products, temperature management systems and customized interface solutions. The Company has established strong relationships with semiconductor manufacturers globally, which it supports through a network of local offices. For more information visit www.intest.com.

CONTACTS:

Hugh T. Regan, Jr., Treasurer and Chief Financial Officer, inTEST Corporation, 856-424-6886, ext 201.
Joseph Villalta of The Ruth Group, 646-536-7003

Forward-Looking Statements:

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements do not convey historical information, but relate to predicted or potential future events that are based upon management's current expectations. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. In addition to the factors mentioned in this press release, such risks and uncertainties include, but are not limited to, changes in business conditions and the economy, generally; changes in the demand for semiconductors, generally; changes in the rates of, and timing of, capital expenditures by semiconductor manufacturers; progress of product development programs; increases in raw material and fabrication costs associated with our products; implementation of additional restructuring initiatives; costs associated with compliance with Sarbanes Oxley and other risk factors set forth from time to time in our SEC filings, including, but not limited to, our periodic reports on Form 10-K and Form 10-Q. The Company undertakes no obligation to update the information in this press release to reflect events or circumstances after the date hereof or to reflect the occurrence of anticipated or unanticipated events.

(Financials Attached)

SELECTED FINANCIAL DATA
(Unaudited)
(In thousands, except per share data)

Condensed Consolidated Statements of Operations Data:
	Three Months Ended
	3/31/2008	3/31/2007	12/31/2007
Net revenues	$11,304	$12,118	$11,411
Gross margin	4,453	4,397	4,595
Operating expenses:
Selling expense	2,094	2,171	1,899
Engineering and product development expense	1,410	1,404	1,357
General and administrative expense	2,248	2,131	2,052
Impairment of goodwill	-	-	2,848
Impairment of long-lived assets	-	-	535
Operating loss	(1,299)	(1,309)	(4,096)
Other income (expense)	35	121	(3)
Loss before income taxes	(1,264)	(1,188)	(4,099)
Income tax expense	62	33	81
Net loss	(1,326)	(1,221)	(4,180)

Net loss per share - basic	$(0.14)	$(0.13)	$(0.45)
Weighted average shares outstanding - basic	9,308	9,179	9,268

Net loss per share - diluted	$(0.14)	$(0.13)	$(0.45)
Weighted average shares outstanding - diluted	9,308	9,179	9,268

Condensed Consolidated Balance Sheets Data:
	As of:
	3/31/2008	12/31/2007
Cash and cash equivalents	$11,982	$12,215
Trade accounts and notes receivable, net	6,584	6,034
Inventories	5,719	5,097
Total current assets	25,139	24,464
Net property and equipment	2,103	2,198
Total assets	28,371	27,723
Accounts payable	3,180	1,923
Accrued expenses	3,595	3,545
Total current liabilities	7,121	5,815
Noncurrent liabilities	370	401
Total stockholders' equity	20,880	21,507